Exhibit 99

| News

Ford June Sales up 14 percent; Cars, Utilities Lead the Way;
Fuel-Efficient New Trucks also Regain Momentum

●	Ford’s June sales totaled 194,114, up 14 percent versus a year ago
●	Cars up 17 percent, utilities up 15 percent, trucks up 9 percent
●	Ford’s new Fiesta and Focus combined for 26,920 sales, up 66 percent
●	Explorer total sales up 56 percent, retail sales up 259 percent
●	F-Series June sales total 49,618, up 7 percent; F-150 V6s outsell V8s two months in a row
●	Ford brand sales up 20 percent; Lincoln sales up 17 percent

DEARBORN, Mich., July 1, 2011 – Ford’s June sales totaled 194,114, up 14 percent versus a year ago. Cars and utilities posted the largest gains, while trucks also posted increases, rebounding from May.

“Strong demand for Ford’s fuel-efficient cars and crossovers continues, and we now are seeing truck buyers return to the market with significant appetite for our fuel-efficient V6 engines,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service.

Cars
Ford’s two all-new small cars combined for 26,920 sales in June, up 66 percent versus a year ago. Fiesta sales were 5,535, and Focus sales were 21,385, up 41 percent versus a year ago. The Fiesta and Focus are the fastest-turning models in Ford dealer showrooms.

“The Fiesta and Focus are driving Ford’s retail share gains in markets beyond our traditional geographic areas of strength,” said Czubay. “In California, Ford’s retail share is the highest since 2006. We also have seen gains in the East and Southeast.”

In June, Ford brand retail sales were up 36 percent in California.

The Fiesta and Focus recently were named to Kelley Blue Book’s 2011 Top 10 Coolest New Cars Under $18,000.

The Ford Fusion midsize car now has posted six straight monthly sales records. In June, Fusion sales totaled 20,808, up 13 percent versus a year ago. In the first six months of 2011, Fusion sales were 131,686, up 18 percent from the first-half record set last year.

Lincoln sales were up 17 percent compared with a year ago, paced by higher sales for the Lincoln MKZ (up 31 percent) and Lincoln MKS (up 18 percent) sedans, as well as the Lincoln MKX crossover (up 36 percent).

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Utilities
Explorer sales totaled 10,422, up 56 percent versus a year ago. Retail sales for the new Explorer were up 259 percent. In the first six months of 2011, Explorer sales totaled 65,823, surpassing last year’s full-year sales total of 60,687. Explorer has class-leading highway fuel economy of 25 mpg.

Escape sales totaled 22,274, up 43 percent. Year-to-date, Escape sales totaled 122,607, up 24 percent from the first-half record set last year. Edge sales totaled 9,663, up 18 percent. Ford is the top-selling brand of utilities in the U.S., with first-half sales totaling 280,875, up 25 percent versus a year ago.

Trucks
Ford truck sales increased across the lineup in June, with F-Series (up 7 percent), Ranger (up 18 percent), Transit Connect (up 40 percent) and Econoline (up 4 percent). Transit Connect sales were 2,992 – the second highest sales month ever.

Ford’s F-Series truck remained the best-selling vehicle in the U.S. with June sales of 49,618. In the first six months of 2011, F-Series sales totaled 264,079 (up 10 percent). Sales of the F-150 with new V6 engines continued to outsell V8s in June – and V6 engines accounted for 56 percent of F-150 retail sales. The 3.5-liter EcoBoost engine accounted for 41 percent of F-150 sales, and the 3.7-liter V6 accounted for 15 percent.

Sales Summary
In June, total sales were 194,114, up 14 percent versus a year ago. Retail sales were up 13 percent and fleet sales were up 14 percent.

Year-to-date, total sales are 1.07 million, up 12 percent. Retail sales were up 14 percent and fleet sales were up 9 percent.

“From Fiesta to F-Series, our new vehicles are resonating with customers.  All of us at Ford remain absolutely committed to a full lineup of cars, utilities and trucks with the highest quality, fuel efficiency, safety, smart design and value,” said Czubay.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

Contact:	George Pipas
313.323.9216
gpipas@ford.com

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1